PAX WORLD FUNDS

Code of Ethics for Senior Executive and Financial Officers

Adopted and Dated as of March 2, 2006

I.                                        Covered Officers and the Purpose of This Code

This Code of Ethics (this “Code”) for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, has been adopted by each of the investment companies of the Pax World Fund (collectively, the “Funds” and each, a “Fund”) and applies to each Fund’s principal executive officers and principal financial officers, and all other persons performing the same or similar functions (collectively, the “Covered Officers” and each a “Covered Officer”), each of whom is listed on Schedule A annexed hereto and made a part hereof, for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely, and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other public communications made by a Fund;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•                  accountability for adherence to this Code.

II.                                     Actual and Apparent Conflicts of Interest

Each Covered Officer should adhere to the highest standard of business ethics.  It is the overriding policy of the Pax World Fund that the Funds’ shareholders’ interests must always come first.  With this in mind, Covered Officers should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.  All such conflicts of interest must be avoided.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, received improper personal benefits as a result of his or her position with a Fund.

Certain conflicts of interest naturally arise out of the very relationship between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations thereunder, the “Investment Company Act”) and the Investment

Advisers Act of 1940 (including the regulations thereunder, the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as “affiliated persons” of such Fund.  The compliance programs and procedures of each Fund and of Pax World Management Corp., the Funds’ investment adviser (“PWMC”), are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and PWMC, of which a Covered Officer may also be an officer or employee.  As a result, this Code recognizes that the Covered Officers may, in the normal course of their duties (whether for a Fund or for PWMC, or for both), be involved in establishing policies and implementing decisions that will have different effects on PWMC and the Funds.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and PWMC and is consistent with the performance by the Covered Officers of their duties for the Funds.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by each Fund’s Board of Directors (the “Board”), that the Covered Officers may also be officers or employees of one or more other investment companies in the Pax World Fund covered by this or other codes and that service, by itself, does not give rise to a conflict of interest.

Other actual or apparent conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act or the Investment Advisers Act.  The following list provides examples of conflicts of interest under this Code.  Covered Officers should keep in mind, however, that these examples are not exhaustive.  The overarching principle is that shareholders’ interests come first.  The personal interest of a Covered Officer must not be placed improperly before the interest of a Fund and its shareholders.

Each Covered Officer must not:

•                  use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund in a circumstance where such Covered Officer would benefit personally to the detriment of the Fund’s shareholders;

•                  cause a Fund to take action, or fail to take action, for the individual personal benefit of such Covered Officer rather than the benefit of such Fund;

•                  retaliate against any other Covered Officer or any employee of the Funds, PWMC, or any affiliated person for reports of potential violations that are made in good faith.

In most cases, any activity or relationship that would present a conflict of interest for a Covered Officer would likely also present a conflict of interest if a member of such Covered Officer’s family engaged in such activity or had such a relationship.

There are some conflict of interest situations that should always be discussed with and approved by the Funds’ and PWMC’s outside General Counsel (currently Lee D. Unterman of Kurzman Karelsen & Frank, LLP) if material.  Examples of these include:

•                  service as a director of a company (other than PWMC or a Fund) that files or is required to file with the SEC periodic reports under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (such as 10-Ks, 10-Qs, and 8-Ks);

•                  the receipt of any gift or gratuity from any person or entity that does business with a Fund or PWMC or has reasonably foreseeable prospective business dealings with a Fund or PWMC, other than:

i)                 any gifts or gratuities received in any 90-day period from any one person or business entity, or several related persons or business entities, having an aggregate fair market value of not more than $150;

ii)              travel, lodging, entertainment, food, and beverages provided in connection with a business or professional meeting or function for the benefit of a Fund or PWMC; and

iii)           goods and services, such as investment research reports and newsletters, that are used in the conduct of the business of a Fund or PWMC.

•                  any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than PWMC; and

•                  a direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest that has been approved by the Funds’ General Counsel, and disclosed, if appropriate, in the Funds’ prospectus or Statement of Additional Information, or an interest arising from a Covered Officer’s employment, such as compensation or equity ownership.

III.                                 Disclosure and Compliance

•                  Each Covered Officer must familiarize himself or herself with the disclosure requirements generally applicable to the Funds and PWMC.

•                  Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside such Fund, including to such Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations.

•                  Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and PWMC and, as applicable, the Funds’ other service providers, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC, and in other public communications made by the Funds.  In this regard, it should be remembered that the Funds have determined, as a matter of policy, that all advertisements for the Fund are subject to review and approval by General Counsel and, if appropriate, will be filed with the NASD, and all material communications with the public, the SEC or any other governmental authority, should similarly be reviewed and approved by General Counsel.

•                  It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations, and the Funds’ 17(j)-1 Code of Ethics.

IV.                                 Reporting and Accountability

Each Covered Officer must:

•                  upon adoption of this Code (or thereafter as applicable), affirm in writing that he or she has received, read, and understands this Code;

•                  affirm at least annually, in writing, that he or she has complied with the requirements of this Code; and

•                  notify the Funds’ General Counsel promptly if he or she knows of any violation of this Code.  The failure to do so is itself a violation of this Code.

At the direction of the Funds’ Board of Directors, the Fund’s General Counsel has been designated as the person in the first instance responsible for applying this Code to specific situations in which questions are presented under it, and has the authority to interpret this Code in any particular situation, subject to the ultimate review of the Audit Committee of each Fund.

The Funds and PWMC will use the following procedures in investigating and enforcing this Code:

•                  the General Counsel will take all appropriate action to investigate any potential violations reported to him/her;

•                  if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action.

•                  any matter that the General Counsel believes is a violation will be reported to, and discussed with, the applicable Fund’s Audit Committee;

•                  if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation of appropriate action to the applicable Board.  Appropriate action may include modifications to applicable policies and procedures as well as reassignment, suspension or dismissal of the applicable Covered Officer(s).

•                  the Audit Committee is responsible for granting waivers, as it deems appropriate; and

•                  any changes to or waivers of this Code will, to the extent required, be disclosed in public filings or otherwise, as the same may be required by the applicable SEC rules and regulations.

V.                                     Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Funds, PWMC, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Funds’ and PWMC’s codes of ethics under Rule 17(j)-1 under the Investment Company Act and other policies and procedures to prevent the misuse of non-public information are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                                 Amendments

Any amendments to this Code, other than amending the list of individuals who are Covered Officers as set forth on Schedule A, must be in writing and approved or ratified by a majority vote of each Board.

VII.                             Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and the Funds’ General Counsel.

VIII.                         Internal Use

This Code is intended solely for the internal use by the Funds and PWMC and does not constitute an admission, by or on behalf of the Funds or PWMC, as to any fact, circumstance, or legal conclusion.

Signature

Name

Date

SCHEDULE A

COVERED OFFICERS

Laurence A. Shadek	Chairman (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

Thomas W. Grant	Vice Chairman (Pax World Balanced Fund, Inc.)
President (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

Joseph F. Keefe	Senior Vice President (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

John A. Boese	Chief Compliance Officer (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

Janet Lawton Spates	Treasurer (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

Maureen L. Conley	Assistant Secretary and Acting Secretary (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)

Michelle L. Guilmette	Assistant Treasurer (Pax World Balanced Fund, Inc.)
Assistant Secretary (Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc.)